Exhibit 99.3

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine-Month Periods Ended September 30,
(in thousands)	2014	2013
Cash flows from operating activities
Net loss	$(47,185)	$(62,062)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	3,311	4,238
Amortization of debt discount and financing costs	579	418
Stock-based compensation	6,944	7,361
Other	242	(73)
Changes in assets and liabilities
Accounts receivable	376	(992)
Inventory	(1,348)	171
Prepaid expenses and other assets	85	791
Accounts payable	4,128	425
Accrued expenses	821	544
Deferred service revenue	1,661	56
Deferred contractual revenue	(5,088)	35,000
Other liabilities	(637)	(1,136)
Net cash used in operating activities	(36,111)	(15,259)
Cash flows from investing activities
Purchase of property and equipment	(1,132)	(807)
Purchase of investments	(97,468)	(141,549)
Maturities of investments	119,673	133,391
Net cash provided by (used in) investing activities	21,073	(8,965)
Cash flows from financing activities
Proceeds from issuance of common stock from equity plans	3,319	2,731
Proceeds from issuance of common stock from at-the-market equity offering, net of issuance costs	20,768	19,954
Proceeds from issuance of Facility Agreement, net of issuance costs	—	19,766
Net cash provided by financing activities	24,087	42,451
Net increase in cash and cash equivalents	9,049	18,227
Cash and cash equivalents at beginning of period	26,362	46,540
Cash and cash equivalents at end of period	$35,411	$64,767